Description of Rights of Ordinary Shares Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

This Exhibit contains a description of the rights of the holders of our ordinary shares. This description also summarizes relevant provisions of Singapore law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Singapore law and our constitution, a copy of which is incorporated by reference as Exhibit 1.1 to the Annual Report on Form 20-F, of which this Exhibit 2.7 is a part. We encourage you to read our constitution and the applicable provisions of Singapore law for additional information. Capitalized terms used but not defined herein have the meanings given to them in Maxeon’s annual report on Form 20-F for the year ended January 2, 2022.

General

Our issued and outstanding share capital consists of ordinary shares. We have 44,592,339 ordinary shares issued and outstanding as of March 16, 2022, excluding 3,327,941 ordinary shares reserved for future grants under our share incentive plans. We currently only have one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

For the purposes of this section, references to “shareholders” mean those shareholders whose names and number of shares are entered in our register of members. Only persons who are registered in our register of members are recognized under Singapore law as our shareholders. As a result, save as provided under the Shareholders Agreement, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders.

Ordinary Shares

Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any subscriber of our ordinary shares who has fully paid up all amounts due with respect to such ordinary shares will not be subject under Singapore law to any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such ordinary shares. We believe this interpretation is substantively consistent with the concept of “non-assessability” under the Delaware General Corporation Law, which provides that a share of a Delaware corporation’s common stock is fully paid and non-assessable if such share has been issued for consideration having a value at least equal to the par value of such share and if the holder is not required to contribute additional amounts of capital or pay additional amounts to the corporation with respect to such share. We cannot, except in the circumstances permitted by the Companies Act (Chapter 50) of Singapore (the “Singapore Companies Act”), grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares. Except as described below in “—Singapore Code on Take-Overs and Mergers”, there are no limitations in our constitution or Singapore law on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A..

Nasdaq Global Market

Our ordinary shares are listed for quotation on The Nasdaq Global Market under the symbol “MAXN”.

New Shares

Under Singapore law, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier of:
•the conclusion of the next annual general meeting;
•the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months of our financial year end); and

•any subsequent revocation or variation of such approval by our shareholders in a general meeting.
Subject to this and the provisions of the Singapore Companies Act, our Constitution and the Shareholders Agreement, all new shares are under the control of the Maxeon Board who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Preference Shares

Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Subject to the Shareholders Agreement, our Constitution provides that we may issue shares of a different class with preferential, deferred, qualified or special rights, privileges, conditions or restrictions as the Maxeon Board may determine from time to time, and that such shares may be issued which are, or at the option of the Company are, liable to be redeemed (on such terms and manner of redemption as determined by the Maxeon Board) provided that the terms of such preference shares are set out in the Constitution, and is approved by special resolution at a general meeting of our shareholders.
We may, subject to the Shareholders Agreement, Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option, subject to redemption provided that such preference shares may not be redeemed out of capital unless:
•all the directors have made a solvency statement in relation to such redemption; and
•we have lodged a copy of the solvency statement with ACRA.
Further, the shares must be fully paid-up before they are redeemed.

Register of Members

Persons who are registered in our register of members will be recognized as members of the Company with the corresponding rights of members under applicable law and the Constitution. We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share. We may close our register of members for any time or times, provided that our register of members may not be closed for more than 30 days in the aggregate in any calendar year. We typically will close our register of members to determine shareholders’ entitlement to receive dividends and other distributions.
Maxeon shares listed and traded on NASDAQ, are held through The Depository Trust Company (“DTC”). Accordingly, DTC or its nominee, Cede & Co., will be the shareholder on record registered in our register of members. The holders of Maxeon shares held in book-entry interests through DTC or its nominee may become a registered shareholder by exchanging its interest in such shares for certificated ordinary shares and being registered in our register of members in respect of such shares. The procedures by which a holder of book-entry interests held through the facilities of the DTC may exchange such interests for certificated ordinary shares are determined by DTC (including the broker, bank, nominee or other institution that holds the shares within DTC) and Computershare, which will act as our transfer agent, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated ordinary shares.
If (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or there is unnecessary delay in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the company or the company, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may either refuse the application or order rectification of the register of members, and may direct the company to pay any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.

Transfer of Ordinary Shares

Subject to the Shareholders Agreement, applicable securities laws in relevant jurisdictions and our Constitution, our shares are freely transferable, fully paid and are not subject to further capital calls. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to our directors and any applicable stock exchange. The Maxeon Board may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence as the directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his or her behalf, the authority of the person to do so. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.
Shareholders who hold Maxeon shares electronically in book-entry form through the facilities of the DTC and that wish to become registered shareholders must contact the broker, bank, nominee or other institution that holds their shares and complete a transfer of these shares from DTC to themselves (by transferring such shares to an account maintained by Computershare, our transfer agent and registrar) according to the procedures established by DTC, such broker, bank, nominee or other institution and Computershare.

Election and Re-election of Directors

Under our Constitution, our shareholders by ordinary resolution, or the Maxeon Board, may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed by the Maxeon Board shall hold office only until the next annual general meeting, and shall then be eligible for re-election, subject to the Shareholders Agreement. See also “Item 6.C. Board Practices”.

Shareholders’ Meetings

We are required to hold an annual general meeting within six months after the end of each financial year. Our previous financial year ended on January 2, 2022 and subsequent financial years will end on the last day of a period of 12 months after the end of the previous financial year. The Maxeon Board may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders holding not less than one-tenth of the paid-up shares as at the date of deposit carries the right to vote at general meetings (disregarding paid-up capital held as treasury shares). In addition, two or more shareholders holding not less than one-tenth of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders. The Singapore Companies Act requires not less than:
•14 days’ written notice to be given by us of a general meeting to pass an ordinary resolution; and
•21 days’ written notice to be given by us of a general meeting to pass a special resolution, to every member. Our Constitution further provides that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day on which the meeting is to be held shall be excluded.
The Singapore Companies Act provides that a shareholder is entitled to attend any general meeting and speak on any resolution put before the general meeting. Unless otherwise required by law or by our Constitution, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our Constitution.

Voting Rights

Voting at any meeting of shareholders is by a show of hands unless a poll is required by the rules and regulations of any applicable stock exchange or duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is entitled to vote and who is present in person or by proxy at the meeting has one vote. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by such shareholder or which such shareholder represents. Proxies need not be shareholders.
Only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders. Where our shares are held through the facilities of the DTC, DTC will grant an omnibus proxy to DTC participants holding Maxeon shares in book-entry form through a broker, bank, nominee, or other institution that is a direct or indirect participant of DTC. Such shareholders will have the right to instruct their broker, bank, nominee or other institution holding these shares on how to vote such shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, DTC’s vote will be voted by the chairman of the meeting according to the results of the votes of the DTC participants (which results will reflect the instructions received from shareholders that own Maxeon shares electronically in book-entry form). In the case of a tie vote, the chairman of the meeting shall be entitled to a casting vote.

Dividends
All of our shareholders have the right to participate in any dividends. We have no current plans to pay annual or semi-annual cash dividends. However, although we have no plan to do so, in the event that we divest a portion of, or our entire equity interest in, any of our businesses, we may distribute such cash proceeds or declare a distribution-in-kind of shares in our businesses. Under Singapore law, no dividend may be paid except out of profits. Any dividends would be limited by the amount of available distributable reserves, which, under Singapore law, will be assessed on the basis of our standalone unconsolidated accounts (which will be based upon the Singapore Financial Reporting Standards (International)). However, under Singapore law, it is possible to effect a capital reduction exercise to return cash and/or assets to our shareholders. The completion of a capital reduction exercise can be effected in several ways, including by a special resolution of shareholders and the signing of a solvency statement by the directors and pursuant to such other conditions as set out in the Singapore Companies Act or pursuant to the approval of the Singapore Courts, and we may not be successful in our attempts to obtain such approval.
Additionally, because we are a holding company, our ability to pay cash dividends, or declare a distribution-in-kind of the ordinary shares of any of our businesses, may be limited by restrictions on our ability to obtain sufficient funds through dividends from our businesses, including restrictions under the terms of the agreements governing the indebtedness of our businesses. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Maxeon Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by the Maxeon Board. Generally, a final dividend is declared out of profits disclosed by the accounts presented to the annual general meeting, and requires approval of our shareholders. However, the Maxeon Board may declare interim dividends without approval of our shareholders.

Reserves

The Maxeon Board may from time to time set aside out of the profits of Maxeon and reserve such sums as they think proper which, at the discretion of the Maxeon Board, shall be applicable for any purpose to which the profits of Maxeon may properly be applied and pending such application may either be employed in the business of Maxeon or be invested. The Maxeon Board may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided or, without placing the same to reserve, carry forward any profits, subject to applicable laws.

Bonus and Rights Issues

In a general meeting, our shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as fully paid bonus shares to the shareholders in proportion to their shareholdings.

Singapore Code on Take-Overs and Mergers

The Singapore Take-overs Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies with more than 50 shareholders and net tangible assets of S$5.0 million or more. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on the person’s own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on the person’s own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of our voting shares, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council of Singapore, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-overs Code. Responsibility for ensuring compliance with the Singapore Take-overs Code rests with parties (including company directors) to a take-over or merger and their advisors.
Under the Singapore Take-overs Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They include:
•a company and its parent company, subsidiaries or fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;
•a company and its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);
•a company and its pension funds and employee share schemes;
•a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;
•a financial or other professional advisor, including a stockbroker, and its clients in respect of shares held by the advisor and persons controlling, controlled by or under the same control as the advisor;
•directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;
•partners; and
•an individual and such person’s close relatives, related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.
Subject to certain exceptions, a mandatory take-over offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.
Under the Singapore Take-overs Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. In the case where our company has more than one class of equity share capital, a comparable take-over offer must be made for each class of shares in accordance with the Singapore Take-overs Code and the Securities Industry Council of Singapore should be consulted in advance in such cases. In addition, an offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to make an informed decision on the offer. These legal requirements may impede or delay a take-over of our company by a third party.
The Singapore Take-overs Code generally provides that the board of directors of the offeree company should bring an offer to its shareholders in accordance with the Singapore Take-overs Code and refrain from an action which will deny the shareholders from the possibility to decide on the offer.
On January 30, 2020, the Securities Industry Council of Singapore waived application of the Singapore Take-overs Code to us, subject to certain conditions. Pursuant to the waiver, for as long as we are not listed on a securities exchange in Singapore, and except in the case of a tender offer (within the meaning of U.S. securities laws) where the Tier 1 Exemption is available and the offeror relies on the Tier 1 Exemption to avoid full compliance with the tender offer rules promulgated under the Exchange Act, the Singapore Take-overs Code shall not apply to us. In connection with receipt of the waiver, the SunPower Board submitted to the Securities Industry Council of Singapore a written confirmation to the effect that it is in the interests of SunPower shareholders who will become holders of Maxeon shares as a result of the Spin-off that a waiver of the provisions of the Singapore Take-overs Code is obtained.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares and preferential rights under law, holders of shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed above under “—Singapore Code on Take-overs and Mergers,” there are no limitations imposed by the laws of Singapore or by our Constitution on the right of non-resident shareholders to hold or vote with respect to ordinary shares, nor does our Constitution discriminate against any existing or prospective shareholder as a result of such shareholder owning a substantial number of Maxeon shares.

Limitations of Liability and Indemnification Matters

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, a contract with the company or otherwise) that purports to exempt or indemnify the officers of a company (including directors) (to any extent) against any liability which by law would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust, of which they may be guilty in relation to the company is void. However, the Singapore Companies Act specifically provides that we are allowed to:
•purchase and maintain for any officer insurance against any liability which by law would otherwise attach to such officer in respect of any negligence, default, breach of duty or breach of trust of which such officer may be guilty in relation to us;
•indemnify any officer against liability incurred by the officer to a person other than the company, except when the indemnity is against: (a) any liability of the officer to pay: (i) a fine in criminal proceedings; or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or; (b) any liability incurred by the officer: (i) in defending criminal proceedings in which the officer is convicted; (ii) in defending civil proceedings brought by the company or a related company in which judgment is given against the officer; or (iii) in connection with an application for relief under Sections 76A(13) or 391 of the Singapore Companies Act in which the court refuses to grant the officer relief;
•indemnify any auditor against any liability incurred or to be incurred by such auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such auditor’s favor or in which such auditor is acquitted; or
•indemnify any auditor against any liability incurred or to be incurred by such auditor in connection with any application under Sections 76A(13) or 391 of the Singapore Companies Act in which relief is granted to such auditor by the court.

Our Constitution provides that, subject to the provisions of the Singapore Companies Act and any other applicable law, every director, chief executive officer, auditor, secretary or other officer of our company shall be entitled to be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of our company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen to or be incurred by our company in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, willful default, breach of duty or breach of trust.

The limitation of liability and indemnification provisions in our Constitution may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Shareholders’ Agreement and Registration Rights Agreement

See “Item 7.B. Related Party Transactions— Agreements with SunPower, TZS and Total in Connection with the Spin-off.” of this Form 20-F.

Comparison of Shareholder Rights

The information in this section has been included previously in our registration statement on Amendment No. 2 to Form 20-F (File No. 001-39368) filed with the SEC on July 31, 2020 and has not changed since, and therefore is incorporated by reference to that registration statement.